Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Full Year and Fourth Quarter Results

Whippany, New Jersey, November 12, 2026 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its full year and fiscal fourth quarter ended September 26, 2026.

Fiscal Year 2026 Results

Net income for fiscal 2026 was $109.0 million, or $1.63 per Common Unit, compared to $106.6 million, or $1.64 per Common Unit, in fiscal 2025. Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA,” as defined and reconciled below) increased $6.0 million, or 2.2%, to $284.0 million for fiscal 2026, compared to $278.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Fiscal 2026 was another strong year for Suburban Propane with solid results in our propane operations, the completion of capital projects to increase the scale of our renewable natural gas (“RNG”) business, and continued debt reduction to further strengthen our financial position. Our propane segment benefited from strong heat-related demand across the eastern half of the United States during the 2026 heating season, as well as continued growth in our counter-seasonal customer base. I am proud of how our dedicated employees continued to deliver outstanding service to our customers while effectively managing selling prices and expenses in a volatile commodity and cost environment. We also continued to invest in our propane platform, acquiring two well-run businesses in strategic markets in California for $24.0 million and, subsequent to the end of the fiscal year, a high-quality business in Florida for $6.2 million.”

Mr. Stivala continued, “In our RNG business, the capital investments and operational enhancements that we have implemented at our Stanfield, Arizona facility resulted in more stable and reliable production and increased facility uptime. Combined with the contribution from our new anaerobic digester facility in Upstate New York, which was placed into service in July, average daily RNG injection for fiscal 2026 increased 13% compared to the prior year. We also completed the installation of gas upgrading equipment at our existing anaerobic digestion facility in Columbus, Ohio, and we are awaiting final commissioning of the injection site by the local utility. During fiscal 2026, we recognized $12.4 million of benefits from production tax credits (“PTCs”) related to RNG injections for the period from January 2025 through September 2026 and generated $11.3 million of investment tax credits (“ITCs”) associated with qualifying expenditures for the construction of our facility in Upstate New York. We monetized approximately $3.0 million of the PTCs during fiscal 2026 and expect to monetize the remaining PTCs and the ITCs during fiscal 2027. With these investments in place, we enter fiscal 2027 with a larger, more reliable RNG platform, opportunities to increase production through capacity optimization and higher feedstock intake, and the ability to enhance our earnings profile from the recognition of additional PTCs.”

Concluding his remarks, Mr. Stivala stated, “During fiscal 2026, we successfully refinanced $350.0 million of senior notes that were due in March 2027 with the issuance of $350.0 million of 6.5% senior notes due in December 2035, extending these maturities by nearly nine years. We also reduced total debt by more than $25.0 million, which, combined with the $6.0 million increase in Adjusted EBITDA, improved our leverage metric to 4.13x at the end of fiscal 2026. With the progress we have made in strengthening our financial position, the substantial completion of our RNG growth capital investments and our confidence in the long-term outlook for the business, we were pleased to increase our annualized distribution rate to $1.40 per Common Unit, a 7.7% increase over the previous annualized rate.”

Retail propane gallons sold in fiscal 2026 of 402.9 million gallons increased approximately 1% compared to the prior year. The impact of colder temperatures during the heating season across much of the eastern half of the United States on heat-related demand, together with contributions from recent acquisitions, was partially offset by considerably warmer temperatures in the West, near record warm temperatures during the spring and the absence of incremental volumes experienced in the prior year in the aftermath of hurricanes in the Southeast. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2026 were 8% warmer than normal and 1% cooler than the prior year. Notably, average temperatures in the East were 4% warmer than normal and 6% cooler than the prior year, whereas average temperatures in the West were 23% warmer than normal and 14% warmer than the prior year.

Average propane prices (basis Mont Belvieu, Texas) for fiscal 2026 decreased 7.1% compared to the prior year. Total gross margins of $893.4 million for fiscal 2026 increased $34.7 million, or 4.0%, compared to the prior year. Gross margins for fiscal 2026 included an unrealized gain of $4.5 million attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to an unrealized gain of $2.4 million in fiscal 2025. These non-cash adjustments, reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of these unrealized mark-to-market adjustments, gross margin for fiscal 2026 increased $32.7 million, or 3.8%, compared to the prior year, primarily due to an increase in propane unit margins of $0.05 per gallon, or 2.5%, higher propane volumes sold, and the benefit of $12.4 million from PTCs recognized during fiscal 2026 on RNG injections.

Combined operating and general and administrative expenses of $603.1 million for fiscal 2026 increased $22.8 million, or 3.9%, compared to the prior year. The increase was primarily attributable to higher payroll and benefit-related expenses, increased fuel and vehicle maintenance costs, and higher accruals for self-insurance claims, offset to an extent by an insurance recovery related to the partial settlement of certain claims associated with the Partnership’s acquisition of RNG production assets in December 2022.

During fiscal 2026, the Partnership utilized cash flows from operating activities and net proceeds of $23.5 million from the issuance of Common Units under its at-the-market equity issuance program to fund its long-term strategic growth initiatives, including the acquisition of propane businesses for total consideration of $24.0 million, growth capital expenditures of $34.6 million to advance construction activities and operational enhancements at its RNG production facilities, and repayment of outstanding borrowings under its revolving credit facility of $25.4 million. The Total Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the fiscal year ended September 26, 2026, improved to 4.13x, compared to 4.29x for the fiscal year ended September 27, 2025.

Fourth Quarter of Fiscal Year 2026 Results

Consistent with the seasonal nature of the propane business, the Partnership typically reports a net loss for its fiscal fourth quarter. Net loss for the fourth quarter of fiscal 2026 was $56.8 million, or $0.85 per Common Unit, compared to a net loss of $35.1 million, or $0.53 per Common Unit, in the fourth quarter of fiscal 2025. Adjusted EBITDA for the fourth quarter of fiscal 2026 increased to $7.3 million, compared to $0.7 million in the fourth quarter of fiscal 2025. Retail propane gallons sold were 60.5 million gallons for the fourth quarter of fiscal 2026, which were essentially flat compared to the prior year fourth quarter. Adjusted EBITDA for the fourth quarter of fiscal 2026 included a benefit of $7.8 million from PTCs.

As of September 26, 2026, the Partnership modified the composition of its operating and reportable segments to provide greater transparency into the operating and financial performance of its businesses and better align its financial reporting with how management evaluates performance and allocates resources. As a result, the Partnership’s two reportable segments are Propane and Renewable Natural Gas. The Propane segment includes activities associated with the distribution of propane, renewable propane, other fuels and related services. The Renewable Natural Gas segment includes activities associated with the production and injection of RNG. The change in reportable segments does not affect the Partnership’s consolidated financial position, results of operations or cash flows. All prior-period segment information presented herein has been recast to conform to the current segment presentation.

As previously announced on October 22, 2026, the Partnership’s Board of Supervisors declared an increase in the Partnership’s quarterly distribution from $0.325 to $0.35 per Common Unit for the three months ended September 26, 2026. On an annualized basis, this distribution rate equates to $1.40 per Common Unit, and represents an increase of $0.10 per Common Unit, or 7.7%, compared to the previous annualized rate. The distribution was paid on November 10, 2026, to Common Unitholders of record as of November 3, 2026.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 750 locations across 42 states.

Suburban Propane is supported by three core pillars: (1) Suburban Commitment to Excellence – showcasing Suburban Propane’s almost 100-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting propane and renewable propane as versatile, low-carbon energy solutions and investing in the next generation of innovative, renewable energy alternatives.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•
The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
•
The impact of climate change and potential climate change legislation on the Partnership and demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
•
The Partnership's ability to qualify for, substantiate, retain and monetize production tax credits and investment tax credits associated with its RNG facilities;
•
The impact on the price and supply of propane, renewable propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
•
Economic volatility and downturns, including as a result of tariffs, trade conflict and related uncertainty;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
•
The ability of the Partnership to attract and retain employees and key personnel to support the growth of its business;
•
The ability of the Partnership to retain customers or acquire new customers;

•
The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, and changing regulations and dependence on government incentives for the commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation or regulations concerning the generation and monetization of environmental attributes and the market for and pricing volatility in the open markets where environmental attributes are traded;
•
The impact of changes in applicable state and federal laws and regulations, or their interpretations, including those relating to the environment and climate change, permitting, human health and safety, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted or proposed changes to California or New York laws and changed regulatory priorities and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•
The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
•
The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
•
The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks, and information technology and operational technology systems;
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The impact of evolving data privacy, data protection, cybersecurity and artificial intelligence laws and regulations, and the costs of compliance with them and related litigation and regulatory enforcement risk;
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Risks related to the Partnership’s plans to diversify its business;
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Risks related to the Partnership’s current and future debt obligations that may limit its ability to make distributions to Unitholders, as well as its financial flexibility;
•
The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s most recent Annual Report on Form 10-K and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 26, 2026 and September 27, 2025

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Revenues	219,864	211,376	1,402,835	1,432,518

Costs and expenses
Cost of products sold	67,059	77,154	509,450	573,877
Operating	116,420	112,173	505,567	486,499
General and administrative	23,707	20,196	97,566	93,789
Depreciation and amortization	17,687	18,608	67,475	72,042
Goodwill impairment of natural gas and electricity business	7,900	—	7,900	—
	232,773	228,131	1,187,958	1,226,207

Operating (loss) income	(12,909)	(16,755)	214,877	206,311

Loss on debt extinguishment	—	—	1,183	—
Interest expense, net	17,926	17,205	76,224	76,265
Other, net	24,271	629	26,248	22,128

(Loss) income before provision for income taxes	(55,106)	(34,589)	111,222	107,918
Provision for income taxes	1,735	547	2,268	1,348

Net (loss) income	$(56,841)	$(35,136)	$108,954	$106,570

Net (loss) income per Common Unit - basic	$(0.85)	$(0.53)	$1.63	$1.64
Weighted average number of Common Units outstanding - basic	67,238	65,819	66,695	65,111

Net (loss) income per Common Unit - diluted	$(0.85)	$(0.53)	$1.62	$1.62
Weighted average number of Common Units outstanding - diluted	67,238	65,819	67,113	65,589

Supplemental Information:
Adjusted EBITDA by segment:
Propane	$22,013	$22,929	$365,928	$366,431
Renewable Natural Gas	8,633	(2,591)	13,519	231
All other	342	522	2,158	5,155
Corporate	(23,707)	(20,196)	(97,566)	(93,789)
Total (a)	$7,281	$664	$284,039	$278,028

Volumes sold:
Retail propane gallons	60,495	60,817	402,875	400,496
RNG (MMBtu)	103,751	75,903	369,410	325,702

Capital expenditures: (b)
Maintenance	6,572	6,081	26,221	23,585
Growth	13,111	8,047	59,453	48,375

(more)

(a) Adjusted EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization, and excludes the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses Adjusted EBITDA as a supplemental measure of operating performance and we are including it because we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States of America ("US GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net (loss) income	$(56,841)	$(35,136)	$108,954	$106,570
Add:
Provision for income taxes	1,735	547	2,268	1,348
Interest expense, net	17,926	17,205	76,224	76,265
Depreciation and amortization	17,687	18,608	67,475	72,042
Equity in losses and impairment charges for investments in unconsolidated affiliates	23,091	6,519	24,528	29,891
Goodwill impairment of natural gas and electricity business	7,900	—	7,900	—
Unrealized non-cash (gains) on changes in fair value of derivatives	(4,217)	(963)	(4,493)	(2,422)
Reversal of the earnout reserve established in connection with the RNG acquisition	—	(6,194)	—	(6,194)
Loss on debt extinguishment	—	—	1,183	—
Pension settlement charge	—	78	—	528
Adjusted EBITDA	$7,281	$664	$284,039	$278,028

(b) The breakdown of maintenance and growth capital expenditures by segment is as follows:

	Three Months Ended		Twelve Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Maintenance capital expenditures:
Propane	$5,684	$4,893	$21,839	$20,484
Renewable Natural Gas	483	613	1,434	1,563
Corporate	405	575	2,948	1,538
Total	$6,572	$6,081	$26,221	$23,585

Growth capital expenditures:
Propane	$7,264	$5,169	$24,900	$22,518
Renewable Natural Gas	5,847	2,865	34,553	25,468
Corporate	—	13	—	389
Total	$13,111	$8,047	$59,453	$48,375

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.